Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Announces Financial Results for First Quarter 2007;

Net Revenue Up 75.8% and Net Income Up 99.4%

Marlton, NJ – May 14, 2007 – Hill International (Nasdaq:HINT), the worldwide construction consulting firm, announced today financial results for the quarter ended March 31, 2007 (see attached tables). Highlights of Hill’s performance for the first quarter of 2007 are as follows:

•	Revenue for the first quarter of 2007 rose to $62.9 million, an increase of 71.0% from the first quarter of 2006.

•	Net revenue for the first quarter of 2007 grew to a record $44.6 million, an increase of 75.8% from the first quarter of 2006.

•	Operating profit for the first quarter of 2007 improved to $3.5 million, an increase of 95.4% from the first quarter of 2006.

•

Net income in the first quarter grew to $2.5 million, or $0.08 per diluted share (based on 29.1 million fully diluted shares), from $1.2 million, or $0.08 per diluted share (based on 14.5 million fully diluted shares), in the first quarter of 2006, an increase of 99.4%.

•	Total backlog at the end of the first quarter of 2007 increased to $257 million. Twelve-month backlog at the end of the first quarter of 2007 grew to a record $134 million.

“As we anticipated, our first quarter performance showed strong growth in both revenue and profits over the prior year,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We intend to build upon this strong performance during the remainder of 2007 and beyond,” Richter added.

First Quarter 2007 Results

Revenue for the quarter ended March 31, 2007 increased 71.0% to $62.9 million from $36.8 million for the quarter ended April 1, 2006. Net revenue (defined as revenue less reimbursable expenses) for the first quarter of 2007 increased 75.8% to $44.6 million from $25.4 million for the prior year quarter. Net revenue at Hill’s Project Management Group for the first quarter of 2007 increased 35.2% to $28.4 million from $21.0 million for the year earlier quarter, due to strong organic growth both internationally (53.6%) and domestically (17.9%). Net revenue at Hill’s Construction Claims Group for the first quarter of 2007 rose 271.4% to $16.2 million from $4.4 million for the first quarter of 2006, which was largely attributable to the acquisition of James R. Knowles (Holdings) PLC which occurred on September 1, 2006.

Hill International May 14, 2007	Page 2

Gross profit increased 84.3% to $21.0 million in the first quarter of 2007 from $11.4 million in the first quarter of 2006. Gross profit margin as a percentage of net revenue increased to 47.1% in the first quarter of 2007 from 44.9% in the same period last year due to a higher proportion of first quarter revenue from the Construction Claims Group (as a result of the Knowles acquisition) which has a higher gross profit margin than the Project Management Group.

Selling, general and administrative (“SG&A”) expenses grew 83.5% to $17.8 million in the first quarter of 2007 from $9.7 million in the same period of 2006. Hill’s SG&A expense grew in the first quarter of 2007 compared to the prior year period due primarily to the inclusion of SG&A expenses of Knowles and to significantly higher corporate overhead costs as a result of Hill becoming a publicly-traded company in June 2006.

Operating profit in the first quarter of 2007 improved to $3.5 million (or 7.8% of net revenue) from $1.8 million (or 7.0% of net revenue) in the comparable prior-year period. Net income in the first quarter of 2007 increased to $2.5 million, or $0.08 per diluted share (based on approximately 29.1 million diluted weighted average shares outstanding), from $1.2 million, or $0.08 per diluted shared (based on approximately 14.5 million diluted weighted average shares outstanding) in the first quarter of 2006.

Total backlog at March 31, 2007 was $257 million, up from $247 million at December 31, 2006. Twelve-month backlog at March 31, 2007 was a record $134 million, up from $129 million at December 31, 2006.

Hill’s balance sheet at March 31, 2007 reflected cash and cash equivalents of $9.5 million, working capital of $33.8 million, and stockholders’ equity of $48.7 million.

KJM Acquisition

As previously announced, on May 10, 2007, the Company acquired all of the common stock of KJM & Associates, Ltd. (“KJM”). KJM, with more than 120 employees in nine offices throughout the United States, provides project management and project controls services primarily for the transportation and education markets. The acquisition was effective as of May 1, 2007.

The purchase price was $9.35 million, consisting of $8.35 million in cash plus 136,593 shares of restricted common stock of the Company valued at $1,000,000. The restricted shares were valued based on the average closing price of Hill’s common stock for the ten trading days prior to the closing date. The restricted shares will be held in escrow for one year as security for any indemnification obligations of KJM’s selling stockholder.

For its fiscal year ended December 31, 2006, KJM’s unaudited financial results included total revenues of $16.4 million, net revenues of $14.4 million, gross profit of $7.3 million, and operating profit of $1.3 million. As of April 30, 2007, KJM had unaudited stockholder’s equity of $2.6 million and total backlog estimated at $21 million. The acquisition of the Bellevue, WA-based KJM gives Hill’s Project Management Group new or expanded coverage in some of the fastest-growing states in the U.S., including Washington, Oregon, California, Arizona, Texas and New York.

Hill International May 14, 2007	Page 3

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Monday, May 14, 2007, at 11:00 am Eastern Time to discuss the financial results for the first quarter ended March 31, 2007. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. A recorded replay of the call will be available until May 21, 2007. Listeners may dial (800) 642-1687 (Domestic) or (706) 645-9291 (International) and use the code 8035908 for the replay. In addition, the conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 1,500 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 17th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Any forward looking statements contained in the press release may fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HINT-G)

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Hill International May 14, 2007	Page 4

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings

(Unaudited)

(in thousands, except per share data)	Three months ended
	March 31, 2007	April 1, 2006
Total revenue	$62,924	$36,808
Reimbursable expenses	18,362	11,457

Net revenue	44,562	25,351

Direct expenses	23,567	13,962

Gross profit	20,995	11,389
Selling, general and administrative expenses	17,755	9,676
Equity in earnings of affiliates	(237)	(66)

Operating profit	3,477	1,779

Minority interest in income of subsidiaries	66	—
Interest expense, net	227	190

Net income before income taxes	3,184	1,589
Provision for income taxes	724	355

Net income	$2,460	$1,234

Basic earnings per common share	$0.10	$0.10

Basic weighted average common shares outstanding	24,600	11,764

Diluted earnings per common share	$0.08	$0.08

Diluted weighted average common shares outstanding	29,078	14,533

Hill International May 14, 2007	Page 5

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Balance Sheet Data

(in thousands)	March 31, 2007	December 30, 2006
	(Unaudited)

Cash and cash equivalents	$9,544	$11,219

Accounts receivable, net	$68,214	$61,159

Current assets	$87,448	$83,344

Total assets	$123,376	$118,993

Current liabilities	$53,670	$50,835

Stockholders’ equity	$48,748	$46,036

Hill International May 14, 2007	Page 6

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Other Financial Data

(Unaudited)

(in thousands)	Three months ended
	March 31, 2007	April 1, 2006

Revenue	$62,924	$36,808

Net revenue	$44,562	$25,351

Gross profit	$20,995	$11,389

Gross profit margin	47.1%	44.9%

Selling, general and administrative expenses (excluding Corporate expenses)	$14,218	$6,787

Selling, general and administrative expenses (excluding Corporate expenses) as a percentage of net revenue	31.9%	26.8%

Corporate expenses	$3,537	$2,889

Corporate expenses as a percentage of net revenue	7.9%	11.4%

Operating profit	$3,477	$1,779

Operating profit margin	7.8%	7.0%

Effective income tax rate	22.7%	22.3%

Hill International May 14, 2007	Page 7

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Segment Data

(Unaudited)

(in thousands)	Three months ended
	March 31, 2007	April 1, 2006
Project Management
Revenue	$43,850	$32,269
Net revenue	$28,401	$21,000
Gross profit	$11,969	$8,921
Gross profit margin	42.1%	42.5%
Operating profit before equity in earnings of affiliates	$5,157	$4,036
Equity in earnings of affiliates	237	66

Operating profit	$5,394	$4,102
Operating profit margin	19.0%	19.5%

Construction Claims
Revenue	$19,074	$4,539
Net revenue	$16,161	$4,351
Gross profit	$9,026	$2,468
Gross profit margin	55.9%	56.7%
Operating profit	$1,620	$566
Operating profit margin	10.0%	13.0%